Exhibit 10.1

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004 | TEL: 212 902 1000

Opening Transaction

To:	Aspen Insurance Holdings Limited Maxwell Roberts Building 1 Church Street Hamilton, HM 11 Bermuda
A/C:	028569176
From:	Goldman, Sachs & Co.
Re:	Collared Accelerated Stock Buyback
Ref. No:	As provided in the Supplemental Confirmation
Date:	September 28, 2007

This master confirmation (this ‘‘Master Confirmation’’), dated as of September 28, 2007 is intended to supplement the terms and provisions of certain Transactions (each, a ‘‘Transaction’’) entered into from time to time between Goldman, Sachs & Co. (‘‘GS&Co.’’) and Aspen Insurance Holdings Limited (‘‘Counterparty’’). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a ‘‘Supplemental Confirmation’’), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a ‘‘Trade Notification’’), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a ‘‘Confirmation’’ as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the ‘‘Equity Definitions’’), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency — Cross Border) (the ‘‘Agreement’’) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (‘‘USD’’) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word ‘‘third’’ in the last line of Section 5(a)(i) with the word ‘‘first’’ and (iv) the election that the ‘‘Cross Default’’ provisions of Section 5(a)(vi) shall apply to Counterparty, with a ‘‘Threshold Amount’’ of USD50 million).

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master

Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1.	Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions which, together with the terms and conditions set forth in the related Supplemental Confirmation and Trade Notification (in respect of the relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Buyer:	Counterparty

Seller:	GS&Co.

Shares:	Ordinary Shares, $0.0015144558 par value of Counterparty (Ticker: AHL)

Forward Price:	The average of the VWAP Prices for each Exchange Business Day in the Calculation Period.

VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the New York Stock Exchange 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page ‘‘AHL.N <Equity> AQR_SEC’’ (or any successor thereto). For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (as defined herein) (such trades, ‘‘Rule 10b-18 eligible transactions’’).

Forward Price

Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Calculation Period:	The period from and including the first Exchange Business Day immediately following the Hedge Completion Date to and including the Termination Date (as adjusted in accordance with the provisions hereof).

Termination Date:	For each Transaction, the Scheduled Termination Date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof); provided that GS&Co. shall have the right to designate any date (the ‘‘Accelerated Termination Date’’) on or after the First Acceleration Date to be the Termination Date by providing notice to Counterparty of any such designation on such date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Hedge Period:	The period from and including the day immediately after the Trade Date to and including the Hedge Completion Date (as adjusted in accordance with the provisions hereof).

Hedge Completion Date:	For each Transaction, as set forth in the Trade Notification, to be the Exchange Business Day on which GS&Co. finishes establishing its initial Hedge Positions in respect of such Transaction, as reasonably determined by GS&Co., which date shall be subject to any limitations set forth in the Supplemental Confirmation.

Hedge Period Reference Price:	For each Transaction, as set forth in the Trade Notification, to be the average of the VWAP Prices for each Exchange Business Day in the Hedge Period.

Market Disruption Event:	The definition of ‘‘Market Disruption Event’’ in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words ‘‘at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be’’ and inserting the words ‘‘at any time on any Scheduled Trading Day during the Hedge Period, Calculation Period or Settlement Valuation Period’’ after the word ‘‘material,’’ in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Hedge Period, the Calculation Period, or the Settlement Valuation Period, the Calculation Agent may in good faith and acting in a commercially reasonable manner postpone the Hedge Completion Date or the Termination Date, or extend the Settlement Valuation Period, as the case may be. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market

Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may either (i) deem such ninth Scheduled Trading Day to be an Exchange Business Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate or (ii) further extend the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, as it deems necessary to determine the VWAP Price.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges.

Prepayment\Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment Date:	Three (3) Exchange Business Days following the Trade Date.

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Counterparty Additional Payment Date:	Three (3) Exchange Business Days following the Trade Date.

Settlement Terms:

Physical Settlement:	Applicable; provided that GS&Co. does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by GS&Co. to Counterparty under any Transaction.

Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount; provided that the Number of Shares to be Delivered shall not be less than the Minimum Shares and not greater than the Maximum Shares. The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Minimum Share Delivery described below.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	Three (3) Exchange Business Days following the Termination Date.

Settlement Currency:	USD

Minimum Share Delivery:	GS&Co. shall deliver a number of Shares equal to the Minimum Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a ‘‘Settlement Date’’ for purposes of such Section 9.4.

Minimum Share Delivery Date:	Three (3) Exchange Business Days following the Hedge Completion Date.

Minimum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Maximum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	For any calendar quarter occurring (in whole or in part) during the period from and including the first day of the Calculation Period to and including the Termination Date, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or

(B) of the Equity Definitions) (a ‘‘Dividend’’) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Tender Offer:	Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing ‘‘that’’ in the fifth line thereof with ‘‘whether or not such announcement’’ and (z) by adding immediately after the words ‘‘Tender Offer’’ in the fifth line thereof ‘‘, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)’’ and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words ‘‘Tender Offer Date’’ by ‘‘Announcement Date.’’

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS&Co.

(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS&Co.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS&Co.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the

New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Tender Offer, a Nationalization, an Insolvency or a Delisting, Cancellation and Payment applies to one or more Transactions hereunder (whether in whole or in part), an Additional Termination Event (with the Transactions (or portions thereof) to which Cancellation and Payment applies being the Affected Transactions, Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transactions would be cancelled pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words ‘‘at a rate equal to or less than the Maximum Stock Loan Rate’’ and replacing them with ‘‘at a rate of return equal to or greater than zero’’.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction is cancelled or terminated, an Additional Termination Event (with such terminated Transaction(s) being the Affected Transaction(s), Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transaction(s) would be cancelled or terminated pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under this Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty; provided that any such assignment will not cause a Tax Event with Counterparty as an Affected Party.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York For A/C Goldman, Sachs & Co. A/C #930-1-011483 ABA: 021-000021

Counterparty’s Contact Details for Purpose of Giving Notice:	Richard Houghton Aspen Insurance Holdings Limited c/o Aspen Insurance UK Limited 30 Fenchurch Street London EC3M 3BD United Kingdom Telephone No.: +44 207 184 8212 Facsimile No.: +44 207 184 8500

GS&Co.’s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 357-0428
Facsimile No.: (212) 902-3000

2.	Calculation Agent. GS&Co.

3.	Additional Mutual Representations, Warranties and Covenants. In addition to the representations and warranties in the Agreement, each party represents, warrants and covenants to the other party that:

(a)    Eligible Contract Participant.    It is an ‘‘eligible contract participant’’, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal and not for the benefit of any third party.

(b)    Accredited Investor.    Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), by virtue of Section 4(2) thereof and the provisions of Regulation D thereunder (‘‘Regulation D’’). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an ‘‘accredited investor’’ as that term is defined under Regulation D and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.	Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement and those contained herein, as of (i) the date hereof, (ii) the Trade Date for each Transaction hereunder and (iii) to the extent indicated below, each day during the Hedge Period and Calculation Period for each Transaction hereunder, Counterparty represents, warrants and covenants to GS&Co. that:

(a)    the purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’);

(b)    it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(c)    each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

(d)    without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19, EITF 03-6 (or any successor issue statements) or under Financial Accounting Standards Board’s Liabilities & Equity Project;

(e)    Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f)    Counterparty shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable;

(g)    Counterparty is not, and will not be, engaged in a ‘‘distribution’’ of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act (‘‘Regulation M’’) at any time during the Hedge Period or the Relevant Period for any Transaction unless Counterparty has provided written notice to GS&Co. of such distribution (a ‘‘Regulation M Distribution Notice’’) not later than the Scheduled Trading Day immediately preceding the first day of the relevant ‘‘restricted period’’ (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Hedge Period or the Calculation Period to be extended or suspended pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; ‘‘Relevant Period’’ means, for any Transaction, the period commencing on the first day of the Calculation Period and ending on the 20th Exchange Business Day immediately following the end of the Calculation Period (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to ‘‘Special Provisions for Friendly Transaction Announcements’’ below), or such earlier day as elected by GS&Co. and communicated to Counterparty on such day;

(h)    Counterparty acknowledges that each Transaction is a derivatives transaction in which it has granted GS&Co. an option; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction;

(i)    as of the Trade Date, the Prepayment Date, the Minimum Share Delivery Date, the Settlement Date and any Second Settlement Date for each Transaction, Counterparty is not insolvent (including, without limitation, for purpose of the Companies Act of 1981 of Bermuda) as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the ‘‘Bankruptcy Code’’) and Counterparty would be able to purchase a number of Shares equal to the Maximum Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(j)    Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an ‘‘investment company’’ as such term is defined in the Investment Company Act of 1940, as amended; and

(k)    subject to Section 7(b) below, it has not and, during the Hedge Period or Relevant Period for any Transaction, will not enter into agreements similar to the Transactions described herein where any initial hedge period (however defined), the calculation period (however defined), or the relevant period (however defined) or any settlement valuation period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Hedge Period, the Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, calculation period, relevant period or settlement valuation period in any other similar transaction overlaps with any Hedge Period, the Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Hedge Completion Date or the Termination Date or extension of the Settlement Valuation Period pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

5.	Suspension of Hedge Period, Calculation Period or Settlement Valuation Period.

(a)    If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York Time (the ‘‘Notification Time’’) then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. Upon the effectiveness of such Regulation M Distribution Notice, the Calculation Period, the Hedge Period and/or the Settlement Valuation Period, as the case may be, shall be suspended and the Termination Date or the Hedge Completion Date or both, as the case may be, shall be postponed, or the Settlement Valuation Period extended, as the case may be, for each Scheduled Trading Day in such restricted period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)    In the event that GS&Co. concludes, in its reasonable discretion, based on advice of outside legal counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Hedge Period, the Calculation Period or, if applicable, the Settlement Valuation Period, GS&Co. may by written notice to Counterparty elect to suspend the Hedge Period, the Calculation Period and/or the Settlement Valuation Period, as the case may be, for such number of Scheduled Trading Days as is specified in the notice; provided that GS&Co. may exercise such right to refrain from purchasing Shares only in relation to events or circumstances that are not the result of deliberate actions of it or any of its affiliates with the intent to avoid its obligations under the terms of any Transaction; provided further that GS&Co. may exercise its right to refrain from purchasing Shares as a result of policies and procedures voluntarily adopted by GS&Co. only in relation to events or circumstances that (i) are unknown to it or any of its affiliates at the Trade Date of any Transaction and (ii) occur within the normal course of its or any of its affiliates business. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Hedge Period, the Calculation Period and/or the Settlement Valuation Period, as the case may be. The Hedge Period, the Calculation Period and/or the Settlement Valuation Period, as the case may be, shall be suspended and the Hedge Completion Date or the Termination Date or both, as the case may be, shall be postponed, or the Settlement Valuation Period extended, as the case may be, for each Scheduled Trading Day occurring during any such suspension.

(c)    In the event that the Calculation Period, the Hedge Period and/or the Settlement Valuation Period, as the case may be, is suspended pursuant to Section 5(a) or 5(b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second and third paragraphs under ‘‘Market Disruption Event’’ shall apply.

(d)    In the event that the Calculation Period is extended pursuant to any provision hereof (including, without limitation, pursuant to Section 9(d) below), the Calculation Agent, in its good faith and commercially reasonable discretion, shall adjust any relevant terms of the related Transaction if necessary to preserve as nearly as practicable the economic terms of such Transaction prior to such extension; provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments.

6.	10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a)    Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (‘‘Rule 10b5-1’’). It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)    Counterparty will not seek to control or influence GS&Co. to make ‘‘purchases or sales’’ (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.

(c)    Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a ‘‘plan’’ as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7.	Counterparty Purchases.

(a)    Subject to Section 7(b) below, Counterparty (or any ‘‘affiliated purchaser’’ as defined in Rule 10b-18 under the Exchange Act (‘‘Rule 10b-18’’)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedge Period or Relevant Period (as extended pursuant to the provisions hereof) or, if applicable, Settlement Valuation Period. During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements.

(b)    In respect of any Transaction, the parties agree that Section 4(k) and Section 7(a) shall not prohibit privately-negotiated, off-market repurchases of Shares by Counterparty from Appleby Trust (Bermuda) Limited or any of its successors during the Hedge Period, Calculation Period or, if applicable, Settlement Valuation Period of such Transaction.

8.	Additional Termination Event. The declaration of any Extraordinary Dividend by the Issuer during the Calculation Period will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

9.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions,

(a)    Counterparty shall, prior to the opening of trading in the Shares on any day during any Hedge Period, Calculation Period or Settlement Valuation Period, as the case may be, on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

(b)    promptly notify GS&Co. following any such announcement that such announcement has been made; and

(c)    promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and

(d)    GS&Co. in its sole discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Termination Date, the Forward Price Adjustment Amount and the Maximum Shares to account for the number of Shares that could be purchased on each day during the Hedge Period or the Calculation Period in compliance with Rule 10b-18 following such public announcement, provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments (unless otherwise provided for in Sections 10 or 15 below) or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party.

‘‘Merger Transaction’’ means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10.	Special Provisions for Friendly Transaction Announcements. (a) If a Friendly Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if the words ‘‘not less than the Minimum Shares and’’ and ‘‘, but not below zero,’’ were deleted from the definition thereof. If a Friendly Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Friendly Transaction Announcement. If a Friendly Transaction Announcement occurs after the Settlement Date for any Transaction or any earlier date of termination or cancellation of such Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, then a second settlement of such Transaction (a ‘‘Second Settlement’’) shall occur (notwithstanding such earlier termination or cancellation) with a Number of Shares to be Delivered equal to the lesser of (i) zero and (ii) (x) the Number of Shares to be Delivered determined pursuant to the first sentence of this paragraph as if such Friendly Transaction Announcement occurred prior to such Settlement Date minus (y) the Number of Shares to be Delivered determined pursuant to Section 1 of this Confirmation (provided that in the case of a Second Settlement occurring after such an early termination or cancellation, a Number of Shares to be Delivered shall not be determined and instead a Forward Cash Settlement Amount will be determined as provided in Annex A). If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.

(b)    ‘‘Friendly Transaction Announcement’’ means (i) an Acquisition Transaction Announcement by Counterparty or its board of directors prior to the last day of the Relevant Period or any earlier date of termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions (such date, the ‘‘Actual Termination Date’’), (ii) an announcement by Counterparty or its board of directors prior to the date three months following the Scheduled Termination Date that an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors, or negotiated by Counterparty or any authorized representative of Counterparty, or (iii) where Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of any such Acquisition Transaction prior to the date three months following the Scheduled Termination Date, the absence of a recommendation that its shareholders reject such transaction.

(c)    ‘‘Acquisition Transaction Announcement’’ means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(d)    ‘‘Acquisition Transaction’’ means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to ‘‘100%’’ being replaced by ‘‘25%’’ and to ‘‘50%’’ by ‘‘67.5%’’ and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 33% of the market capitalization of Counterparty (excluding, for the avoidance of doubt, transactions solely between or among Counterparty and its subsidiaries) and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

11.	Acknowledgments. The parties hereto intend for:

(a)    Each Transaction to be a ‘‘securities contract’’ as defined in Section 741(7) of the Bankruptcy Code, a ‘‘swap agreement’’ as defined in Section 101(53B) of the Bankruptcy Code and a ‘‘forward contract’’ as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(b)    The Agreement to be a ‘‘master netting agreement’’ as defined in Section 101(38A) of the Bankruptcy Code;

(c)    A party’s right to liquidate or terminate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a ‘‘contractual right’’ (as defined in the Bankruptcy Code);

(d)    Any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute ‘‘margin payments’’ and ‘‘transfers’’ (as defined in the Bankruptcy Code); and

(e)    All payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute ‘‘settlement payments’’ and ‘‘transfers’’ (as defined in the Bankruptcy Code).

12.	Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
13.	Limitation on Set-off. (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts and Unpaid Amounts shall be calculated separately for (A) all Terminated Transactions in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the ‘‘Equity Shares’’) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the ‘‘Other Shares’’) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

(b)    The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or an Affected Party (‘‘X’’), the other party (‘‘Y’’) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 13.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 13 shall be effective to create a charge or other security interest. This Section 13 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c)    Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts. ‘‘Equity Contract’’ means any transaction or instrument that does not convey rights to GS&Co. senior to claims of common stockholders in the event of Counterparty’s bankruptcy.

14.	Delivery of Shares. (a) GS&Co. may, by notice to Counterparty prior to the Minimum Share Delivery Date (the ‘‘Nominal Delivery Date’’), elect to deliver the Shares it is required to deliver under ‘‘Minimum Share Delivery’’ (above) on two or more dates (each, a ‘‘Staggered Delivery Date’’) or at two or more times on the Nominal Delivery Date as follows:

(i)	in such notice, GS&Co. will specify to Counterparty the related Staggered Delivery Dates (each of which will be on or prior to the Nominal Delivery Date, but not prior to the beginning of the Hedge Period) or delivery times and how it will allocate the Shares it is required to deliver under ‘‘Minimum Share Delivery’’ (above) among the Staggered Delivery Dates or delivery times; and

(ii)	the aggregate number of Shares that GS&Co. will deliver to Counterparty hereunder on all such Staggered Delivery Dates and delivery times will equal the number of Shares that GS&Co. would otherwise be required to deliver on such Nominal Delivery Date.

15.	Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a ‘‘Payment Amount’’), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for GS&Co. to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an ‘‘Alternative Delivery Unit’’ and, the securities or property comprising such unit, ‘‘Alternative Delivery Property’’)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by GS&Co., the prices at which GS&Co. purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.

16.	Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement GS&Co. may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the

Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14, such Shares or Alternative Delivery Property shall be delivered on a date selected by GS&Co as promptly as practicable.

17.	Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to GS&Co. an amount calculated under Section 6(e) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement), such amount shall be deemed to be zero; provided that following a Friendly Transaction Announcement, this Section 17 shall cease to apply.

18.	Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

19.	Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

20.	Offices.

The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

The Office of Counterparty for each Transaction is: Maxwell Roberts Building, 1 Church Street, Hamilton, HM 11, Bermuda.

21.	Arbitration. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification are subject to the following arbitration provisions:

(a)    All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)    Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)    The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)    The arbitrators do not have to explain the reason(s) for their award.

(e)    The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)    The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)    The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (‘‘NYSE’’) or NASD Dispute Resolution (‘‘NASD-DR’’), or, if the NYSE and

NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.’’

22.	Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours sincerely,
GOLDMAN, SACHS & CO.
By:
Authorized Signatory

Agreed and accepted by:
ASPEN INSURANCE HOLDINGS LIMITED
By:
Name:
Title:

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Aspen Insurance Holdings Limited Maxwell Roberts Building 1 Church Street Hamilton, HM 11 Bermuda
From:	Goldman, Sachs & Co.
Subject:	Collared Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (‘‘GS&Co.’’) and Aspen Insurance Holdings Limited (‘‘Counterparty’’) (together, the ‘‘Contracting Parties’’) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.	This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of September 28, 2007 (the ‘‘Master Confirmation’’) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.	The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[•]

Forward Price Adjustment Amount:	USD [•]

Hedge Completion Date:	As set forth in the Trade Notification, but in no event later than [•]

Scheduled Termination Date:	[•] months after the Hedge Completion Date, subject to GS&Co.’s right to accelerate the Termination Date to any date on or after the First Acceleration Date.

First Acceleration Date:	[•] (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Prepayment Amount:	USD [•]

Counterparty Additional Payment Amount:	USD [•]

Minimum Shares:	As set forth in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) [•]% of the Hedge Period Reference Price.

Maximum Shares:	As set for in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) [•]% of the Hedge Period Reference Price.

Ordinary Dividend Amount:	For any calendar quarter, USD [•]

3.	Counterparty represents and warrants to GS&Co. that neither it nor any ‘‘affiliated purchaser’’ (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4.	This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,
GOLDMAN, SACHS & CO.
By:
Authorized Signatory

Agreed and accepted by:
ASPEN INSURANCE HOLDINGS LIMITED
By:
Name:
Title:

SCHEDULE B

TRADE NOTIFICATION

To:	Aspen Insurance Holdings Limited Maxwell Roberts Building 1 Church Street Hamilton, HM 11 Bermuda
From:	Goldman, Sachs & Co.
Subject:	Collared Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[•]

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. (‘‘GS&Co.’’) and Aspen Insurance Holdings Limited (‘‘Counterparty’’) (together, the ‘‘Contracting Parties’’) on the Trade Date specified below.

This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [Insert Date] (the ‘‘Supplemental Confirmation’’) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of September 28, 2007 (the ‘‘Master Confirmation’’) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation and the Supplemental Confirmation govern this Trade Notification except as expressly modified below.

Trade Date:	[•]

Hedge Completion Date:	[•]

Scheduled Termination Date:	[•]

Hedge Period Reference Price:	USD [•]

Minimum Shares:	[•]

Maximum Shares:	[•]

Yours sincerely,
GOLDMAN, SACHS & CO.
By:
Authorized Signatory

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.	The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word ‘‘Physical’’ in the sixth line thereof and replacing it with the words ‘‘Net Share’’ and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to GS&Co. in writing on the date it notifies GS&Co. of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the Accelerated Termination Date, as the case may be; provided that if a Friendly Transaction Announcement occurs after the Settlement Date, the Settlement Method Election Date for the Second Settlement shall be the date of the Friendly Transaction Announcement.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price; provided that in the case of a Second Settlement occurring after an early termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Forward Cash Settlement Amount shall equal the lesser of (i) zero and (ii)(x) the Payment Amount that would have been calculated for such early termination or cancellation if the words ‘‘not less than the Minimum Shares’’ and ‘‘, but not below zero’’ were deleted from the definition of Number of Shares to be Delivered, as determined by the Calculation Agent minus (y) the actual Payment Amount calculated for such early termination or cancellation (in each case, with an amount that would have been owed by Counterparty expressed as a negative number for purposes of this calculation).

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Scheduled Trading Days selected by GS&Co. in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the Termination Date, or in the case of a Second Settlement, the date of the Friendly Transaction Announcement.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.	Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the ‘‘Registered Settlement Shares’’), or a number of Shares not satisfying such conditions (the ‘‘Unregistered Settlement Shares’’), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to GS&Co. (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.	Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)    a registration statement covering public resale of the Registered Settlement Shares by GS&Co. (the ‘‘Registration Statement’’) shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the ‘‘Prospectus’’) shall have been delivered to GS&Co., in such quantities as GS&Co. shall reasonably have requested, on or prior to the date of delivery;

(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to GS&Co.;

(c)    as of or prior to the date of delivery, GS&Co. and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to GS&Co., in its discretion; and

(d)    as of the date of delivery, an agreement (the ‘‘Underwriting Agreement’’) shall have been entered into with GS&Co. in connection with the public resale of the Registered Settlement Shares by GS&Co. substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to GS&Co., which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates.

4.	If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)    all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b)    as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and

(c)    as of the date of delivery, Counterparty shall enter into an agreement (a ‘‘Private Placement Agreement’’) with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for GS&Co., and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

5.	GS&Co., itself or through an affiliate (the ‘‘Selling Agent’’) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the ‘‘Settlement Shares’’) delivered by Counterparty to GS&Co. pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by GS&Co., is equal to the absolute value of the Forward Cash Settlement Amount (such date, the ‘‘Final Resale Date’’). If the proceeds of any sale(s) made by GS&Co., the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the ‘‘Net Proceeds’’) exceed the absolute value of the Forward Cash Settlement Amount, GS&Co. will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, GS&Co. shall return to Counterparty on that date such unsold Shares.

6.	If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the ‘‘Shortfall’’ and the date on which such determination is made, the ‘‘Deficiency Determination Date’’), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the ‘‘Makewhole Notice Date’’) deliver to GS&Co., through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) New York Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to GS&Co. additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the ‘‘Makewhole Shares’’), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that

Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by GS&Co. in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to GS&Co. further Makewhole Shares until such Shortfall has been reduced to zero.

7.	Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the ‘‘Capped Number’’). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A − B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

‘‘Reserved Shares’’ means initially, 1,400,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.